Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RESEARCH ALLIANCE CORP. II

RESEARCH ALLIANCE CORP. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Research Alliance Corp. II. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 17, 2020. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 17, 2021 (the “Amended and Restated Certificate of Incorporation”).

2. This Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) has been duly adopted by the Board of Directors of the Corporation and approved by the Corporation’s stockholders in accordance with the provisions of the Amended and Restated Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware. The approval of the Amendment is intended to constitute the adoption of a plan of complete liquidation of the Corporation for U.S. federal income tax purposes.

3. The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article IX, Section 9.1(b) in its entirety and inserting the following in lieu thereof:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 2, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by December 2, 2022 and (iii) the redemption of the Offering Shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.””

4. The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article IX, Section 9.2(d) in its entirety and inserting the following in lieu thereof:

“(d) In the event that the Corporation has not consummated an initial Business Combination by December 2, 2022, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

5. The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article IX, Section 9.4 in its entirety and inserting the following in lieu thereof:

“Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on: (a) any initial Business Combination; (b) on any pre-Business Combination activity; (c) any amendment to this Amended and Restated Certificate to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by December 2, 2022; or (d) on any amendment to this Article IX.”

6. The Amended and Restated Certificate of Incorporation is hereby amended by deleting Article IX, Section 9.7 in its entirety and inserting the following in lieu thereof:

“Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by December 2, 2022 or (b) with respect to any other material provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 2nd day of December, 2022.

RESEARCH ALLIANCE CORP. II

By:	/s/ Tess Cameron
Name:	Tess Cameron
Title:	Chief Financial Officer